NEWS RELEASE
Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Financial Results

for Third Quarter FY07

Revenue of $141.1 million;

Net Income of $4.4 million;

Diluted EPS of $0.33;

Bookings of $428 million

RESTON, VA – October 30, 2007 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced financial results for its third quarter ended September 29, 2007.

Third Quarter FY07 Financial Results

Revenue for the third quarter of fiscal year 2007 (FY07) was $141.1 million, an increase of 18 percent over third quarter FY06 revenue of $119.9 million. Federal government contract revenue, which represented 99 percent of third quarter FY07 total revenue, grew by 18 percent to $139.9 million from $118.5 million for the third quarter of FY06. Revenue growth in the third quarter was attributed primarily to civilian agency contracts and the acquisition of LOGTEC, Inc. on June 8, 2007.

Income from operations for the third quarter of FY07 was $9.4 million, a decrease of 11 percent as compared to operating income of $10.5 million reported a year earlier. Operating margin for the third quarter of FY07 was 6.7 percent, as compared to 8.8 percent for third quarter FY07. Net income for the third quarter of FY07 was $4.4 million, a decrease of 18 percent as compared to third quarter FY06 net income of $5.4 million. Diluted earnings per share for the third quarter FY07 was $0.33 as compared to third quarter FY06 diluted earnings per share of $0.41. As expected, the decline in profitability is attributed primarily to the ramp-up on the Patent and Trademark Office contract.

Days Sales Outstanding (DSOs) were 71 days at the end of the third quarter FY07.

Total backlog as of September 29, 2007 was approximately $1.56 billion, an increase of 20 percent over third quarter FY06 total backlog. Funded backlog was $217 million and unfunded backlog was $1.34 billion. Bookings for the third quarter of FY07 were $428 million.

“We received several important Federal government contract awards during the third quarter with net bookings of $428 million. This was one of the best quarters for wins in our company’s history,” said Brad Antle, SI International’s President and CEO. “These awards confirm our belief that as we move beyond near term budget constraints, our capabilities in the areas of federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing, are aligned with the Federal government’s strategic priorities.”

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Nine Months FY07 Financial Results

For the nine months of FY07 ended September 29, 2007, revenue increased 8 percent to $373.6 million, compared to $346.3 million for the first nine months of FY06. Income from operations for the nine months FY07 was $27.9 million, a decrease of 5 percent as compared to operating income of $29.6 million reported a year earlier. Operating margin for the nine months of FY07 was 7.5 percent, as compared to 8.5 percent in the first nine months of FY06. Net income for the nine months of FY07 was $14.1 million unchanged from the prior year.

Cash flow from operations for the nine months ended September 29, 2007 was $12.7 million. As of September 29, 2007, SI International had a solid balance sheet with $6.8 million in cash, approximately $114.5 million in debt, and $255.2 million of stockholders’ equity.

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company issued the following guidance ranges for the fourth quarter FY07 and full year 2007.

	Q4 2007	Full Year 2007
Revenue	$139 - $142 million	$513 - $516 million
Net Income	$5.2 - $5.4 million	$19.3 - $19.5 million
Diluted Earnings Per Share	$0.39 - $0.40	$1.45 - $1.46
Diluted Share Equivalents	13.4 million	13.3 million

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today, October 30, 2007. Participating in the conference call will be SI International’s President and CEO, Brad Antle; Executive Vice President and CFO, Ted Dunn; and Executive Vice President and Chief Marketing Officer, Leslie Gault Belluchie. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, October 30, 2007 at 12:00 PM ET through Tuesday, November 6, 2007 at 5:00 PM ET by calling (888) 286-8010 and entering the conference passcode 10282642.

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 5,000 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries

Consolidated Statements of Operations

(amounts in thousands, except per share data; unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Revenue	$141,109	$119,869	$373,602	$346,334
Operating costs and expenses:
Cost of services	92,915	77,092	237,541	218,669
Selling, general and administrative	36,462	30,652	102,681	93,830
Depreciation and amortization	935	756	2,548	1,977
Amortization of intangible assets	1,370	823	2,887	2,293

Total operating expenses	131,682	109,323	345,657	316,769

Income from operations	9,427	10,546	27,945	29,565
Other income (expense)	(16)	31	486	(40)
Interest expense	(2,201)	(1,720)	(5,170)	(6,195)

Income before provision for income taxes	7,210	8,857	23,261	23,330
Provision for income taxes	2,827	3,498	9,121	9,215

Net income	$4,383	$5,359	$14,140	$14,115

Earnings per common share:
Basic net income per common share	$0.34	$0.42	$1.09	$1.14
Diluted net income per common share	$0.33	$0.41	$1.06	$1.11

Basic weighted-average shares outstanding	13,050	12,891	13,012	12,361
Diluted weighted-average shares outstanding	13,339	13,198	13,294	12,753

EBITDA (1)	$11,732	$12,125	$33,380	$33,835

Notes:	(1) EBITDA is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net income	$4,383	$5,359	$14,140	$14,115
Other expense (income)	16	(31)	(486)	40
Interest expense	2,201	1,720	5,170	6,195
Provision for income taxes	2,827	3,498	9,121	9,215
Depreciation and amortization	935	756	2,548	1,977
Amortization of intangible assets	1,370	823	2,887	2,293
EBITDA	$11,732	$12,125	$33,380	$33,835

SI International, Inc.

Revenue Segmentation Data

(Amounts in thousands; unaudited)

	Three Months ended
	September 29, 2007		September 30, 2006		Growth
	$	%	$	%	$	%
Core Federal government	139,839	99.1%	118,520	98.9%	21,319	18.0%
Commercial and other	1,270	0.9%	1,349	1.1%	(79)	-5.9%
Total revenue	141,109	100.0%	119,869	100.0%	21,240	17.7%

Prime contracts	109,174	77.4%	95,735	79.9%	13,439	14.0%
Subcontract	31,935	22.6%	24,134	20.1%	7,801	32.3%
Total revenue	141,109	100.0%	119,869	100.0%	21,240	17.7%

Cost reimbursable	36,345	25.8%	39,296	32.8%	(2,951)	-7.5%
Time and materials	51,289	36.3%	47,162	39.3%	4,127	8.8%
Fixed price	53,475	37.9%	33,411	27.9%	20,064	60.1%
Total revenue	141,109	100.0%	119,869	100.0%	21,240	17.7%

Department of Defense	66,877	47.4%	55,810	46.6%	11,067	19.8%
Federal civilian agencies	72,962	51.7%	62,710	52.3%	10,252	16.3%
Commercial entities	1,270	0.9%	1,349	1.1%	(79)	-5.9%
Total revenue	141,109	100.0%	119,869	100.0%	21,240	17.7%

Major contracts:
C4I2TSR	20,268	14.4%	26,433	22.1%	(6,165)	-23.3%
All other	120,841	85.6%	93,436	77.9%	27,405	29.3%
Total revenue	141,109	100.0%	119,869	100.0%	21,240	17.7%

SI International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	September 29, 2007	December 30, 2006
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$6,798	$19,457
Accounts receivable, net	110,618	91,972
Other current assets	9,041	8,627
Total current assets	126,457	120,056
Property and equipment, net	14,770	12,372
Goodwill	264,822	220,626
Intangible assets, net	29,052	20,418
Other assets	12,083	7,661
Total assets	$447,184	$381,133
Liabilities and stockholders’ equity
Current liabilities:
Note payable - Line of Credit	$20,000	$—
Current portion of long-term debt	1,004	754
Accounts payable	24,263	20,715
Note payable – former owner of acquired business	—	5,839
Accrued expenses and other current liabilities	33,756	28,547
Total current liabilities	79,023	55,855
Long-term debt, net of current portion	93,512	69,452
Deferred income tax, net	9,365	8,961
Other long-term liabilities	10,082	7,653
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 13,060,159 and 12,967,377 shares issued and outstanding as of September 29, 2007 and December 30, 2006, respectively	131	130
Additional paid-in capital	187,305	184,845
Retained earnings	68,205	54,065
Accumulated other comprehensive (loss) income	(439)	172
Total stockholders’ equity	255,202	239,212
Total liabilities and stockholders’ equity	$447,184	$381,133

SI International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Amounts in thousands; unaudited)

	Nine Months Ended
	September 29, 2007	September 30, 2006
Cash flows from operating activities:
Net income	$14,140	$14,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,548	1,977
Amortization of intangible assets	2,887	2,293
Loss on disposal of fixed assets	39	10
Stock-based compensation	843	140
Amortization of deferred financing costs and debt discount	626	1,750
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(6,376)	11,307
Other current assets	(254)	(10)
Other assets	(4,770)	(1,544)
Accounts payable and accrued expenses	(61)	(13,626)
Other long term liabilities	3,031	3,783
Net cash provided by operating activities	12,653	20,195
Cash flows from investing activities:
Purchase of property and equipment	(4,678)	(7,006)
Proceeds from sale of marketable securities	43,250	27,850
Purchase of marketable securities	(43,250)	(20,000)
Former owner payable	(6,000)	(10,322)
Cash paid for business acquisitions, net of cash assumed	(60,371)	(48,107)
Net cash used in investing activities	(71,049)	(57,585)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,373	6,431
Proceeds from issuance of common stock	—	40,255
Income tax benefit for stock option exercises	244	1,671
Borrowings under line of credit	20,000	—
Proceeds from long-term debt	25,000	30,000
Repayments of long-term debt	(690)	(50,856)
Payments of debt issuance costs	(108)	(552)
Repayments of capital lease obligations	(82)	(87)
Net cash provided by financing activities	45,737	26,862
Net change in cash and cash equivalents	(12,659)	(10,528)
Cash and cash equivalents, beginning of period	19,457	26,160
Cash and cash equivalents, end of period	$6,798	$15,632

Supplemental disclosures of cash flow information:
Cash payments for interest	$5,687	$5,334
Cash payments for income taxes	$7,924	$6,607

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